Exhibit 99.1

Avalanche Biotechnologies, Inc. Reports Third Quarter 2015 Financial Results

MENLO PARK, Calif., November 9, 2015 – Avalanche Biotechnologies, Inc. (Nasdaq: AAVL), a biopharmaceutical company committed to improving or preserving the sight of people suffering from serious eye diseases with an unmet medical need, today reported financial results for the third quarter ended September 30, 2015.

“We continue to make progress in our pre-clinical work across multiple disease states and in the development of our next-generation vector technology to enable new therapies,” said Hans Hull, interim chief executive officer of Avalanche. “We’re also looking forward to attending the upcoming American Academy of Ophthalmology annual meeting where two clinicians will be presenting AVA-101 Phase 1 36-month data and Phase 2a 52-week data for the potential treatment of wet age-related macular degeneration.”

Third Quarter 2015 Financial Results

•	Cash, cash equivalents and marketable securities as of September 30, 2015 were $268.9 million, compared to $159.4 million as of December 31, 2014.
•	Revenues, consisting of revenue from collaborative research, were $953,000 for the quarter ended September 30, 2015, compared to $204,000 for the quarter ended September 30, 2014.
•	Research and development expenses were $7.5 million for the quarter ended September 30, 2015, compared to $5.7 million for the quarter ended September 30, 2014.
•

General and administrative expenses were $7.6 million for the quarter ended September 30, 2015, compared to $2.4 million for the quarter ended September 30, 2014. This included a one-time non-cash charge of $2.4 million in stock-based compensation expense related to the departure of former chief executive officer Thomas Chalberg in July 2015.

•

Net loss attributable to common stockholders was $14.1 million, or $0.55 per basic and diluted share, for the quarter ended September 30, 2015, compared to a net loss attributable to common stockholders of $8.3 million, or $0.50 per basic and diluted share, for the quarter ended September 30, 2014.

About Avalanche Biotechnologies, Inc.

Avalanche is a biopharmaceutical company committed to improving or preserving the sight of people suffering from serious eye diseases with an unmet medical need. We are leveraging our next-generation Ocular BioFactoryTM gene therapy platform to discover and develop novel medicines with the potential to offer life-changing therapeutic benefit. For more information, please visit www.avalanchebiotech.com

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avalanche's plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, clinical studies, product development and the potential benefits of its products under development, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our product development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the product development process, the uncertainties inherent in the regulatory approval process, the timing of our regulatory filings and other matters that could affect the availability or commercial potential of our product candidates. Avalanche undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties relating to the business of Avalanche, see our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 5, 2015, and our subsequent periodic reports filed with the Securities and Exchange Commission.

# # #

Contacts:

Investor Contact

Lauren Glaser

(650) 656-9347

lauren@avalanchebiotech.com

Media Contact

Carolyn Wang

(415) 946-1065

cwang@w2ogroup.com

AVALANCHE BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$268,886	$159,404
Prepaid expenses and other current assets	1,475	874
Total current assets	270,361	160,278
Property and equipment, net	3,330	1,085
Deposits and other long-term assets	138	543
Total assets	$273,829	$161,906
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,875	$4,658
Current portion of deferred rent	58	—
Current portion of deferred revenue	1,563	813
Total current liabilities	6,496	5,471
Deferred revenue, less current portion	4,537	6,646
Other liabilities	466	306
Total liabilities	11,499	12,423
Stockholders’ equity	262,330	149,483
Total liabilities and stockholders’ equity	$273,829	$161,906

AVALANCHE BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Collaboration and license revenue	$953	$204	$1,359	$369
Operating expenses:
Research and development	7,523	5,746	18,270	9,750
General and administrative	7,631	2,398	16,733	4,618
Total operating expenses	15,154	8,144	35,003	14,368
Operating loss	(14,201)	(7,940)	(33,644)	(13,999)
Other income (expense), net	117	(316)	285	(1,014)
Net loss	(14,084)	(8,256)	(33,359)	(15,013)
Deemed dividend	—	—	—	(3,230)
Net loss attributable to common stockholders	$(14,084)	$(8,256)	$(33,359)	$(18,243)
Net loss per share attributable to common stockholders, basic and diluted	$(0.55)	$(0.50)	$(1.31)	$(2.29)
Weighted-average common shares outstanding, basic and diluted	25,685	16,394	25,378	7,960